Gibraltar Industries to Redeem Senior Subordinated 6.25% Notes

Repayment of $210 Million of Fixed Rate Debt to Save $13 Million in Annual Interest Payments

Company Maintains Access to Capital to Execute on Four-Pillar Strategy

Buffalo, N.Y., December 20, 2018 - Gibraltar Industries, Inc. (Nasdaq: ROCK), a leading manufacturer and distributor of building products for the residential, industrial, infrastructure, and renewable energy and conservation markets, today announced that as a result of its strong balance sheet, the Company will redeem all of its Senior Subordinated 6.25% Notes, which are due February 1, 2021. Gibraltar anticipates annualized savings of $13 million in interest payments from the repayment of the Notes, which will occur on February 1, 2019. On a pro forma basis, the reduced interest expense will result in a $0.24 increase to diluted earnings per share annually.

In addition, the Company is negotiating an amendment of its revolving credit facility to increase the amount of credit available to the Company and provide additional flexibility with respect to its borrowings under this facility. The Company expects to complete the amendment to its credit facility in January 2019. There are no amounts currently outstanding under its revolving credit facility and the Company plans to repay the Notes with cash on hand without any need to borrow against the facility.

“Our strong balance sheet and cash flow enables us to complete the early repayment of our 6.25% Notes and generate significant annual savings,” said President and CEO Frank Heard. “With the repayment of our notes and the amendment to our credit facility, we will maintain access to capital to continue pursuing strategic acquisitions in target markets while securing significant cash interest savings.”

About Gibraltar
Gibraltar Industries is a leading manufacturer and distributor of building products for the residential, industrial, infrastructure, and renewable energy and conservation markets. With a four-pillar strategy focused on operational improvement, product innovation, portfolio management and acquisitions, Gibraltar’s mission is to drive best-in-class performance. Gibraltar serves customers primarily throughout North America and to a lesser extent Asia. Comprehensive information about Gibraltar can be found on its website at www.gibraltar1.com.

Safe Harbor Statement
Information contained in this news release, other than historical information, contains forward-looking statements and is subject to a number of risk factors, uncertainties, and assumptions. Risk factors that could affect these statements include, but are not limited to, the following: the availability of raw materials and the effects of changing raw material prices on the Company’s results of operations; energy prices and usage; changing demand for the Company’s products and services; changes in the liquidity of the capital and credit markets; risks associated with the integration and performance of acquisitions; and changes in interest and tax rates. In addition, such forward-looking statements could also be affected by general industry and market conditions, as well as macroeconomic factors including government monetary and trade policies, such as tariffs and expiration of tax credits along with currency fluctuations and general political conditions. Other risks and uncertainties that arise from time to time are described in Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law or regulation.

Contact
Timothy Murphy
Chief Financial Officer
716-826-6500 ext. 3277
tfmurphy@gibraltar1.com